UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AIR LEASE CORPORATION

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

September 2, 2025

Hello Everyone,

I’m reaching out to share some important news for which we have just issued a press release.

We have announced that Air Lease has entered into a definitive agreement to be acquired by a new holding company owned by Sumitomo Corporation, SMBC Aviation Capital, Apollo and Brookfield. This marks a new chapter and is a testament to the strength of our business, our talented team and the long-standing partnerships we’ve fostered across the global aviation industry.

Since the founding of our company, we have been unwavering in our mission to shape the future of the aviation industry and provide airlines around the world with access to the most modern, fuel-efficient aircraft. After thoughtful consideration, our Board of Directors has unanimously determined that this transaction represents the best path forward for our company, our shareholders and the industry we serve.

I recognize this news may come as a surprise and might bring mixed emotions. I also know that many of you will be wondering what this means for you and your teams. Today is just day one – and this announcement is the first step. While we don’t have all the answers today, we are committed to being transparent and keeping you informed of key milestones and new developments as we move through the process.

I will hold a town hall meeting today at 9:00am PT to speak with you further and answer questions. I look forward to seeing all of you there.

Looking ahead, the transaction is expected to close in the first half of 2026, subject to customary closing conditions, including the approval by Air Lease’s Class A common stockholders and certain regulatory approvals.

Until the completion of the transaction, we will continue to operate as we always have and Air Lease will continue to operate as an independent company. To that end, it remains business as usual and you should not expect any change in your day-to-day responsibilities. In fact, we are counting on you now more than ever to continue executing and delivering for our customers.

I deeply appreciate your continued dedication and support as we prepare to enter this new chapter for our company.

JLP

Additional Information and Where to Find It

In connection with the transaction, Air Lease intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Following the filing of the definitive proxy statement with the SEC, Air Lease will mail the definitive proxy statement and a proxy card to each Class A common stockholder entitled to vote at the special meeting relating to the proposed merger. Investors may obtain the proxy statement, as well as other filings containing information about Air Lease, free of charge, from the SEC’s Web site (www.sec.gov) and at “Investors” section of Air Lease’s website at www.airleasecorp.com. Investors may also obtain Air Lease’s SEC filings in connection with the transaction, free of charge, by directing a request to Air Lease, Attention: Investor Relations, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067.

Participants in the Merger Solicitation

Air Lease and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Air Lease’s directors and executive officers is available in its definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on March 18, 2025. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This communication does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities